                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-1) of Classic Communications, Inc. for the registration of shares of its common stock of our report dated March 30, 1999 (insofar as it relates to the statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1996) included in the Registration Statement (Form S-1 No. 333-89295) and related Prospectus of Classic Communications, Inc. for the registration of shares of its common stock as filed with the Securities and Exchange Commission.



                                                /s/ Ernst & Young LLP


Austin, Texas
December 6, 1999